Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of EverQuote, Inc. of our report dated February 25, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in EverQuote, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 2025